Exhibit 99.1

DANBURY, Conn., JUNE 15, 2005 -- Praxair, Inc. (NYSE: PX) today announced it is notifying its industrial gas customers in the U.S. and Canada of the following price increases, effective June 14, 2005, except as otherwise provided by the terms and conditions of customer contracts:

•      Up to 20 percent increase for bulk and cylinder argon

•      10 percent increase for bulk and gas helium

•      Discounts on helium tube trailer rental rates are being reduced in varying amounts

The argon price increase is primarily due to higher production and distribution costs. The helium price increase is primarily driven by increasing manufacturing costs related to rising costs of crude helium gas and refined liquid purchases.

The discounts on helium tube trailer rental rates are being reduced, in part, because of rising manufacturing costs for tube trailers.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2004 sales of $6.6 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.